UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 7, 2009
XATA CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-27166	41-1641815
(State of other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
965 Prairie Center Drive, Eden Prairie, Minnesota 55344
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (952) 707-5600
(Former name, former address and former fiscal year, if changed since last report): N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

- more -

Item 5.02. Departure of Directors or
Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On May 7, 2009, XATA Corporation (“Xata” or the “Company”) and David Gagne entered into an agreement (the “Severance Agreement”) that establishes the terms of severance in the event that Mr. Gagne’s employment is terminated under specified circumstances in the future. Mr. Gagne and the Company were already parties to a Change of Control Agreement, dated January 1, 2007, that defined the severance terms that would apply if his employment were terminated by the Company without cause or by Mr. Gagne for good reason within 6 months after a change of control of the Company. The Severance Agreement supersedes the Change of Control Agreement and was entered into in order to make the severance terms applicable to Mr. Gagne consistent with the severance terms applicable to the Company’s other senior officers.
     The Severance Agreement provides that in the event Mr. Gagne’s employment is terminated (i) by the Company for a reason other than Cause, as defined in the Severance Agreement, (ii) within 6 months following a change of control of the Company for a reason other than Cause, or (iii) by Mr. Gagne for good reason, as defined in the Severance Agreement, then the Company would (a) reimburse Mr. Gagne for outplacement services for a period of six (6) months not to exceed $10,000.00; (b) if Mr. Gagne were to elect to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, pay on his behalf the premiums for such coverage for the lesser of twelve (12) months or such time as his COBRA/continuation rights expire; (c) pay as severance pay each month for twelve (12) consecutive months his monthly base salary in effect at the time of separation, less customary withholdings; and (d) pay all or a portion of any bonus due pursuant to any bonus plan or arrangement established prior to termination, to the extent earned or performed.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit Number	Description

	Item 10.1	Severance Agreement between Xata Corporation and David Gagne dated May 7, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 11, 2009	XATA CORPORATION
	By:	/s/ Wesley Fredenburg
Wesley Fredenburg General Counsel